SAMUEL ENGINEERING, INC.
8450 East Crescent Pkwy. Ste. 200, Greenwood Village, CO 80111-2816

CONSENT OF ENGINEERING CONSULTANT

We hereby consent to the inclusion of and reference to our firm, Samuel Engineering, Inc., as well as the findings set forth in our April 18, 2014 study titled “RTM – Reduced Iron Marketing Study – Searchlight Minerals Clarkdale Metals Iron Study” in Searchlight’s 10-Q for the quarter ended March 31, 2014 to be filed by Searchlight with the United States Securities and Exchange Commission.

Dated the 8th day of May, 2014

SAMUEL ENGINEERING, INC.

/s/ Matt R. Bender
By: Matt R. Bender

Its: Director of M&M Business Development